Exhibit 10.1

October 4, 2019

A. Brian Davis

504 School House Lane

Willow Grove, PA 19090

Dear Brian,

I am pleased to offer you the position of Chief Financial Officer (CFO) with Verrica Pharmaceuticals Inc. (the “Company”). If you accept, the material terms of your employment will be as follows:

Title:	Chief Financial Officer

Reports to:	Ted White, President & Chief Executive Officer

Base Salary:	$375,000 annual rate

Position Description:	The CFO will have day-to-day responsibility for planning, implementing, managing and controlling all financial-related activities of the Company. This will include, but not be limited to, responsibility for accounting, finance, forecasting, strategic planning, job costing, property management, deal analysis and negotiations, investor relationships and partnership compliance and private and institutional financing. In so doing, you will be expected to work closely with all other stakeholders and departments within the Company and represent Finance within those departments and their efforts. You will also perform all other related duties and responsibilities as reasonably directed to be performed by the CEO and the Board of Directors of the Company.

Bonus:	Target bonus is 40% of annual salary, based on achievement of certain individual and corporate milestones to be determined and approved by the Board of Directors of the Company (the “Board”). Any bonus is paid at the discretion of the Board and requires employment through the date of payment in order to be earned.

Options:	On your start date, you will be granted 125,000 stock options vesting as follows: 25% on the first anniversary of the grant date and 2.0833% on the end of each month thereafter, subject to full acceleration upon the occurrence of a sale event. Such award shall be conditioned upon your execution of option agreements and other documentation consistent with the documentation applicable to annual stock option awards issued to the Company’s other named executive officers.

Severance:	You will be eligible to receive compensation upon termination of employment on certain conditions under the same structure as the other Officers in the Company, plus certain enhanced severance benefits upon a termination in connection with a change in control (which enhanced severance benefits will be memorialized in a separate Employment Agreement to be executed by the parties before your start date).

Start Date:	October 18, 2019, or such other date as mutually agreed by the parties.

Indemnification:	Upon your employment, the Company will enter into a standard form indemnification agreement with you that will hold you harmless and indemnify you in accordance with its terms and conditions. In addition, the Company will cause you to be covered by directors and officers’ liability insurance on terms no less favorable than those applicable to any other officer of the Company.

All amounts described in this letter are subject to applicable tax deductions and withholdings.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

The Company conducts background investigations and/or reference checks on all its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and reference check satisfactory to the Company.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Documentation must be provided to us at or before your first date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed, including, but not limited to, disclosure (and a copy) of any contractual restrictions on solicitations or competitive activities. By accepting employment with the Company, you are representing that any such agreements will not prevent you from performing the duties of your position. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any activity relating to products that compete with the Company’s products, nor will you engage in any other activities that conflict with your current or future obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information. You will be required to execute the Company’s standard Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement (the “Proprietary Information Agreement”) as a condition of employment.

As a Company employee, you will be expected to abide by the Company’s rules and standards and will be eligible for all company benefits in effect from time to time.

The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of your employment with the Company or out of this letter agreement, or the termination of your employment or termination of this letter agreement, may not be in the best interests of either you or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this letter agreement or your employment, including, but not limited to, any claim arising out of this letter agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Employee Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be settled by binding arbitration conducted before a single arbitrator by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor, under the then applicable JAMS rules and procedures for employment disputes; provided however, that this dispute resolution provision shall not apply to any separate agreements between the parties that do not themselves specify arbitration as an exclusive remedy. The location for the arbitration shall be Philadelphia, Pennsylvania. Any award made by such arbitrator shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company. The parties acknowledge and agree that their obligations to arbitrate under this paragraph survive the termination of this letter agreement and continue after the termination of the employment relationship between you and the Company. The parties each further agree that the arbitration provisions of this letter agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this letter agreement. By electing arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this letter agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury. Notwithstanding the foregoing, nothing in this letter agreement is intended to prevent either the Company or you from obtaining injunctive relief in court to prevent irreparable harm.

This letter, along with the Proprietary Information Agreement and Employment Agreement that you will be obligated to sign upon employment, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company and you.

We look forward to your favorable reply on or before October 6, 2019, and to working with you.

Sincerely,

/s/ Ted White

Ted White
President & Chief Executive Officer

Agreed to and accepted:

By:	/s/ A. Brian Davis
A. Brian Davis

Dated: October 5, 2019